UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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OPKO HEALTH, INC.

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OPKO HEALTH, INC.
PROXY STATEMENT FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS WEDNESDAY, JUNE 10, 2009
PROPOSAL ONE
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM
AUDIT COMMITTEE REPORT
OTHER INFORMATION

April 29, 2009
Dear Stockholder:
     On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of OPKO Health, Inc. to be held at its headquarters at 4400 Biscayne Blvd., Miami, Florida 33137, on Wednesday, June 10, 2009, beginning at 10:00 a.m. local time.
     The attached Notice of Annual Meeting and Proxy Statement describe the matters expected to be acted upon at the Annual Meeting. At the Annual Meeting, you will have an opportunity to meet management and ask questions.
     Whether or not you plan to attend the Annual Meeting, it is important that you vote your shares. Regardless of the number of shares you own, please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage paid envelope. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.
     We look forward to seeing you on June 10, 2009 and urge you to return your proxy card as soon as possible.

Sincerely,

/s/ Phillip Frost

Phillip Frost
Chairman and Chief Executive Officer

OPKO HEALTH, INC.
4400 Biscayne Blvd.
Suite 1180
Miami, FL 33137

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 10, 2009
     Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of OPKO Health, Inc., a Delaware corporation (the “Company”), will be held at the Company’s headquarters at 4400 Biscayne Blvd., Miami, Florida, 33137, on Wednesday, June 10, 2009, beginning at 10:00 a.m., local time, for the following purposes:
     1. To elect as directors the ten nominees named in the attached proxy statement for a term of office expiring at the 2010 annual meeting of stockholders or until their respective successors are duly elected and qualified; and
     2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
     Only holders of record of our common stock, par value $0.01 per share, and our Series A Preferred Stock, par value $0.01 per share, at the close of business on April 22, 2009, will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.
     Whether or not you expect to be present, please sign and date the enclosed proxy and return it in the postage paid, self-addressed envelope provided for your convenience. Management asks that you do this whether or not you plan to attend the Annual Meeting. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on
June 10, 2009
          The Proxy Statement and 2008 Annual Report are available at www.opko.com.

By Order of the Board of Directors,

/s/ Kate Inman

Kate Inman
Secretary
Miami, Florida
April 29, 2009

OPKO HEALTH, INC.
PROXY STATEMENT FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
WEDNESDAY, JUNE 10, 2009
     This proxy statement is furnished by the Board of Directors (“Board”) of OPKO Health, Inc. (the “Company” or “we,” “us” or “our”) in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of the Company that will be held at the Company’s headquarters at 4400 Biscayne Blvd., Miami, Florida 33137, on Wednesday, June 10, 2009, beginning at 10:00 a.m., local time, and all adjournments thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting.
     Our Board has fixed the close of business on April 22, 2009, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. As of that date, there were issued and outstanding 200,749,392 shares of our common stock, par value $0.01 per share, and 932,667 shares of our Series A Preferred Stock, par value $0.01 per share. The holders of our common stock and Series A Preferred Stock are each entitled to one vote for each outstanding share on all matters submitted to our stockholders. The presence, in person or by proxy, of holders of a majority of our outstanding common and preferred stock constitutes a quorum at the Annual Meeting. Shares of our stock represented by proxies that reflect abstentions and “broker non-votes” (i.e., stock represented at the Annual Meeting by proxies held by brokers or nominees as to which (i) the brokers or nominees have not received instructions from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be counted for the purpose of determining the existence of a quorum at the Annual Meeting, but will not be counted as a vote cast “for” or “against” any given matter.
     Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by: (i) written notice to us at or prior to the Annual Meeting, attention: Secretary; (ii) execution of a subsequent proxy; or (iii) attendance and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke the proxy. All shares of our stock represented by effective proxies will be voted at the Annual Meeting or at any adjournment thereof. Unless otherwise specified in the proxy, shares of our stock represented by proxies will be voted: (i) FOR the election of the Board’s nominees for directors; and (ii) in the discretion of the proxy holders with respect to such other matters as may properly come before the Annual Meeting.
     Our executive offices are located at 4400 Biscayne Blvd., Suite 1180, Miami, Florida 33137. Mailing to stockholders of record on April 22, 2009 of the Notice of Annual Meeting, this proxy statement, the accompanying form of proxy and our Annual Report to Stockholders for our fiscal year ended December 31, 2008 (“fiscal 2008”) will commence on or around April 30, 2009.

Security Ownership of Certain Beneficial Owners
     The following table contains information regarding the beneficial ownership of our common stock as of April 15, 2009, held by (i) each stockholder known by us to beneficially own more than 5% of our common stock; (ii) our directors and nominees; (iii) our Named Executive Officers in 2008 as defined in the paragraph preceding the Summary Compensation Table and our current executive officers; and (iv) all current directors and executive officers as a group. Except where noted, all holders listed below have sole voting power and investment power over the shares beneficially owned by them. Unless otherwise noted, the address of each person listed below is 4400 Biscayne Blvd., Suite 1180, Miami, FL 33137.

			Percentage of
	Amount and Nature		Outstanding
Name and Address of	Beneficial		Shares of Common
Beneficial Owner	Ownership (1)		Stock**
Frost Gamma Investments Trust	125,917,744	(2)	53.4%
The Frost Group, LLC	20,286,704	(3)	9.0%
Johnson & Johnson Development Corporation
One Johnson & Johnson Plaza
New Brunswick, NJ 08933	15,489,039	(4)	6.9%
Phillip Frost, M.D.
CEO & Chairman of the Board	126,492,744	(5)	53.5%
Jane H. Hsiao, Ph.D., MBA
Vice Chairman of the Board & Chief Technical Officer	24,359,111	(6)	10.9%
Steven D. Rubin
Executive Vice President — Administration and Director	5,525,608	(7)	2.5%
Rao Uppaluri, Ph.D.
Senior Vice President and Chief Financial Officer	5,177,689	(8)	2.3%
Naveed K. Shams, M.D., Ph.D.
Senior Vice President — Research and Development and Chief
Medical Officer	43,700	(9)	*
Robert Baron, Director	348,000	(10)	*
John A. Paganelli, Director	310,000	(11)	*
Richard A. Lerner, M.D., Director	40,000	(12)	*
Pascal J. Goldschmidt, M.D., Director	40,000	(13)	*
Richard C. Pfenniger, Jr., Director	90,000	(14)	*
Thomas E. Beier, Director	140,000	(15)	*
Alice Lin-Tsing Yu, M.D., Ph.D., Director	0		*
All Executive Officers and Directors as a group (12 persons)	162,566,852		67.0%

*	Less than 1%

**	Percentages based upon 220,694,392 shares of our common stock issued and outstanding at April 15, 2009. The total outstanding shares includes 20,000,000 shares of our common stock to be issued in connection with a stock purchase agreement between the Company and Frost Gamma Investments Trust, dated February 23, 2009.

(1)	All shares beneficially owned represent shares of common stock unless otherwise indicated.

(2)	Includes warrants to purchase 10,201,093 shares of common stock. Also includes 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock held by The Frost Group, LLC, of which Frost Gamma Investments Trust is a principal member. Frost Gamma Investments Trust disclaims beneficial ownership of the common stock and warrants held by The Frost Group, LLC, except to the extent of its pecuniary interest therein.

(3)	Includes warrants to purchase 4,796,158 shares of common stock.

(4)	Includes warrants to purchase 2,949,142 shares of common stock and options to purchase 295,797 shares of common stock.

(5)	Includes 95,429,947 shares of common stock and warrants to purchase 10,201,093 shares of common stock held by Frost Gamma Investments Trust. It also includes options to purchase 575,000 shares of common stock by Dr. Frost. Dr. Frost is the trustee and Frost Gamma, Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma, Limited Partnership. The general partner of Frost Gamma, Limited Partnership is Frost Gamma Inc. and the

sole stockholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole stockholder of Frost-Nevada Corporation. The number of shares included above also includes 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock owned directly by The Frost Group, LLC. Frost Gamma Investments Trust is a principal member of The Frost Group, LLC. Dr. Frost and the Frost Gamma Investments Trust disclaim beneficial ownership of these shares of common stock and warrants to purchase common stock, except to the extent of any pecuniary interest therein.

(6)	Includes warrants to purchase 2,936,580 shares of common stock and options to purchase 387,500 shares of common stock. It also includes 1,000,000 shares of common stock held by each of The Chiin Hsiung Hsiao Family Trust A and The Chiin Hsiung Hsiao Family Trust B, for which Dr. Hsiao serves as the sole trustee of both, and 2,354,800 shares of common stock held by Hsu Gamma Investment, L.P, for which Dr. Hsiao serves as General Partner. Dr. Hsiao is a member of the Frost Group, LLC, which holds 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock. Dr. Hsiao disclaims beneficial ownership of the shares of common stock and warrants held by The Frost Group, LLC, except to the extent of any pecuniary interest therein.

(7)	Includes warrants to purchase 1,036,440 shares of common stock and options to purchase 300,000 shares of common stock. Mr. Rubin is a member of the Frost Group, LLC, which holds 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock. Mr. Rubin disclaims beneficial ownership of the shares of common stock and warrants held by The Frost Group, LLC, except to the extent of any pecuniary interest therein.

(8)	Includes warrants to purchase 950,070 shares of common stock and options to purchase 243,750 shares of common stock. It also includes 161,000 shares held directly by Dr. Uppaluri’s wife. Dr. Uppaluri is a member of the Frost Group, LLC, which holds 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock. Dr. Uppaluri disclaims beneficial ownership of the shares of common stock and warrants held by The Frost Group, LLC, except to the extent of any pecuniary interest therein. Dr. Uppaluri also disclaims ownership of 161,000 shares held by his wife.

(9)	Includes options to acquire 37,500 shares of common stock.

(10)	Includes options to acquire 95,000 shares of common stock.

(11)	Includes options to acquire 95,000 shares of common stock.

(12)	Includes options to acquire 40,000 shares of common stock.

(13)	Includes options to acquire 40,000 shares of common stock.

(14)	Includes options to acquire 40,000 shares of common stock.

(15)	Includes options to acquire 40,000 shares of common stock.

PROPOSAL ONE:
ELECTION OF DIRECTORS
Nominees for Election of Directors
     Pursuant to the power granted to our Board of Directors under Article III of our Amended and Restated Bylaws, the Board has fixed the number of directors constituting the entire Board at ten. All ten directors are to be elected at the Annual Meeting, each to hold office until the 2010 annual meeting of stockholders and until his successor is duly elected and qualified. Each stockholder of record on April 22, 2009 is entitled to cast one vote for each share of our common stock and Series A Preferred Stock held of record, either in favor of or against the election of each nominee, or to abstain from voting on any or all nominees. All shares of our common stock and Series A Preferred Stock vote together as a single class. Although management does not anticipate that any nominee will be unable or unwilling to serve as director, in the event of such an occurrence, proxies may be voted in the discretion of the persons named in the proxy for a substitute designated by the Board, unless the Board decides to reduce the number of directors constituting the Board. Each nominee shall be elected if the votes cast in favor of a nominee by the holders of shares of our common stock and Series A Preferred Stock present or represented and entitled to vote at the Annual Meeting at which a quorum is present, exceed the votes cast against a nominee.
     The following sets forth information provided by the nominees as of April 15, 2009, all of whom are currently serving as directors of the Company and all of whom have consented to serve if reelected by our stockholders.

		Year First
		Elected/
		Nominated
Name of Nominee	Age	Director	Positions and Offices with the Company
Phillip Frost, M.D.	72	2007	Chairman of the Board and Chief Executive Officer
Jane H. Hsiao, Ph.D.	61	2007	Vice Chairman of the Board and Chief Technical Officer
Steven D. Rubin	48	2007	Director and Executive Vice President-Administration
Robert A. Baron	69	2003	Director
Thomas E. Beier	63	2008	Director
Pascal J. Goldschmidt, M.D.	55	2007	Director
Richard A. Lerner, M.D.	70	2007	Director
John A. Paganelli	74	2003	Director
Richard C. Pfenniger, Jr.	53	2008	Director
Alice Lin-Tsing Yu, M.D., Ph.D.	65	2009	Director
     Phillip Frost, M.D. Dr. Frost became the CEO and Chairman of OPKO Health, Inc. upon the consummation of the merger of Acuity Pharmaceuticals Inc., Froptix Corporation and eXegenics, Inc. on March 27, 2007 (referred to as the “Acquisition”). Dr. Frost was named the Vice Chairman of the Board of Teva Pharmaceutical Industries, Limited (NasdaqGS:TEVA), or Teva, in January 2006 when Teva acquired IVAX Corporation, or IVAX. Dr. Frost had served as Chairman of the Board of Directors and Chief Executive Officer of IVAX Corporation since 1987. He was Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1986. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 until the acquisition of Key Pharmaceuticals by Schering Plough Corporation in 1986. Dr. Frost was named Chairman of the Board of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS), an investment banking, asset management, and securities brokerage firm providing services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc., in July 2006 and has been a director of Ladenburg Thalmann since March 2005. Dr. Frost also serves as Chairman of the Board of Directors of Ideation Acquisition Corp., a special purpose acquisition company formed for the purpose of acquiring businesses in digital media (NYSE Amex: IDI), Modigene Inc., a development stage biopharmaceutical company (OTCBB: MODG), and Castle Brands, a developer and marketer of premium brand spirits (NYSE Amex: ROX). He serves on the Board of Regents of the Smithsonian Institution, as a member of the Board of Trustees of the University of Miami, a Trustee of each of the Scripps Research Institutes, the Miami Jewish Home for the Aged, and the Mount Sinai Medical Center. Dr. Frost is also a director of Continucare Corporation, a provider of outpatient healthcare and home healthcare services (NYSE Amex: CNU), and Northrop Grumman Corp., a global defense and aerospace company (NYSE: NOC).

     Jane H. Hsiao, Ph.D., MBA. Dr. Hsiao has served as Vice-Chairman and Chief Technical Officer of the Company since May 2007. Dr. Hsiao served as the Vice Chairman-Technical Affairs of IVAX from 1995 to January 2006, when Teva acquired IVAX. Dr. Hsiao served as IVAX’s Chief Technical Officer since 1996, and as Chairman, Chief Executive Officer and President of IVAX Animal Health, IVAX’s veterinary products subsidiary, since 1998. From 1992 until 1995, Dr. Hsiao served as IVAX’s Chief Regulatory Officer and Assistant to the Chairman. Dr. Hsiao has served as Chairman of the Board of each of Safestitch Medical, Inc. (OTCBB: SFES) and Non-Invasive Monitoring Systems, Inc. (OTCBB: NIMU), both medical device companies, since September 2007 and October 2008, respectively. Dr. Hsiao is also a director of Modigene, Inc., a development stage biopharmaceutical company (OTCBB: MODG) and Neovasc, Inc., a company developing and marketing medical specialty vascular devices (TSXV:NVC).
     Steven D. Rubin. Mr. Rubin has served as Executive Vice President — Administration since May 2007 and a director of the Company since February 2007. Mr. Rubin served as the Senior Vice President, General Counsel and Secretary of IVAX from August 2001 until September 2006. Prior to joining IVAX, Mr. Rubin was Senior Vice President, General Counsel and Secretary with privately-held Telergy, Inc., a provider of business telecommunications and diverse optical network solutions, from early 2000 to August 2001. In addition, he was with the Miami law firm of Stearns Weaver Miller Weissler Alhadeff & Sitterson from 1986 to 2000, in the Corporate and Securities Department. Mr. Rubin had been a shareholder of that firm since 1991 and a director since 1998. Mr. Rubin currently serves on the board of directors of Dreams, Inc., a vertically integrated sports licensing and products company (NYSE Amex: DRJ), Safestitch Medical, Inc., a medical device company (OTCBB: SFES), Modigene, Inc., a development stage biopharmaceutical company (OTCBB: MODG), Kidville, Inc., which operates large, upscale facilities, catering to newborns through five-year-old children and their families and offers a wide range of developmental classes for newborns to 5 year olds (OTCBB:KVIL), Non-Invasive Monitoring Systems, Inc., a medical device company (OTCBB: NIMU), Cardo Medical, Inc., an early-stage orthopedic medical device company specializing in designing, developing and marketing reconstructive joint devices and spinal surgical devices (OTCBB:CDOM), Castle Brands, Inc., a developer and marketer of premium brand spirits (NYSE Amex: ROX), and Neovasc, Inc., a company developing and marketing medical specialty vascular devices (TSXV:NVC).
     Robert A. Baron. Mr. Baron has served as a director of the Company since 2003. Mr. Baron is currently a director of Hemobiotech, Inc. (OTCBB:HMBT), a development stage biopharmaceutical company, Andover Medical, Inc., a durable medical equipment distributor (OTCBB:ADOV), and Nanosensors, Inc., an internet gaming business (OTCBB:NNSR). Prior to that he was president of Cash City, Inc., a payday advance and check cashing business, from 1999 to 2003. From 1997 to 1999, Mr. Baron was the president of East coast operations for CSS/TSC, Inc., a distributor of blank t-shirts, fleece and accessories and a subsidiary of Tultex, Inc.
     Thomas E. Beier. Mr. Beier has served as a director of the Company since January 2008. Previously, he was Senior Vice President of Finance and Chief Financial Officer of IVAX Corporation from October 1997 until August 2007, and from December 1996 until October 1997, he served as Vice President-Finance for IVAX. Before joining IVAX, Mr. Beier served as Executive Vice President and Chief Financial Officer of Intercontinental Bank. Mr. Beier currently is a director of Ideation Acquisition Corp., a special purpose acquisition company formed for the purpose of acquiring businesses in digital media (NYSE Amex: IDI).
     Pascal J. Goldschmidt, M.D. Dr. Goldschmidt has served as a director of the Company since September 2007. Since April 2006, Dr. Goldschmidt has served as Senior Vice President for Medical Affairs and Dean of the University of Miami Leonard M. Miller School of Medicine. Previously Dr. Goldschmidt was a faculty member with the Department of Medicine at Duke University Medical Center, where he served as Chairman from 2003 to 2006 and as Chief of the Division of Cardiology from 2000 to 2003. Dr. Goldschmidt is a member of the Board of Directors of Pediatrix Medical Group, Inc. (NYSE: PDX).
     Richard A. Lerner, M.D. Dr. Lerner has served as a director of the Company since March 2007. Dr. Lerner has been President of The Scripps Research Institute, a private, non-profit biomedical research organization, since 1986. Dr. Lerner is a member of numerous scientific associations, including the National Academy of Science and the Royal Swedish Academy of Sciences. Dr. Lerner serves as director of Kraft Foods, Inc. (NYSE:KFT). He is also on the Board of Directors for Xencor and Intra-Cellular Therapies, two privately held biotechnology companies, and serves on the Siemens’ Advisory Board for Molecular Medicine of Siemens AG.

     John A. Paganelli. Mr. Paganelli has served as a Director of the Company since December 2003. Mr. Paganelli served as the Company’s Interim Chief Executive Officer and secretary from June 29, 2005 through March 27, 2007, and Chairman of our Board of Directors from December 2003 through March 27, 2007. Mr. Paganelli served as President and Chief Executive Officer of Transamerica Life Insurance Company of New York from 1992 to 1997. Since 1987, Mr. Paganelli has been a partner in RFG Associates, a financial planning organization. Mr. Paganelli is also the Managing Partner of Pharos Systems Partners, LLC, an investment company, and he is Chairman of the Board of Pharos Systems International. He was Vice President and Executive Vice President of PEG Capital Management, an investment advisory organization, from 1987 until 2000. From 1980 to January 2003, Mr. Paganelli was an officer and director-shareholder of Mike Barnard Chevrolet, Inc., an automobile dealership.
     Richard C. Pfenniger, Jr. Mr. Pfenniger has served as a director of the Company since January 2008. Mr. Pfenniger has served as Chief Executive Officer and President for Continucare Corporation (NYSE Amex:CNU), a provider of primary care physician and practice management services, since October 2003, and as Chairman of the Board of Directors of Continucare since September 2002. Previously, Mr. Pfenniger served as the Chief Executive Officer and Vice Chairman of Whitman Education Group, Inc. from 1997 through June 2003. Prior to joining Whitman, he served as the Chief Operating Officer of IVAX from 1994 to 1997, and, from 1989 to 1994, he served as the Senior Vice President-Legal Affairs and General Counsel of IVAX Corporation. Mr. Pfenniger currently serves as a director of GP Strategies Corporation, a corporate education and training company (NYSE:GPX), and SafeStitch Medical, Inc., a medical device company (OTCBB:SFES).
     Alice Lin-Tsing Yu, M.D., Ph.D. Dr. Yu was appointed to the Company’s board of directors in April 2009. Since 2003, Dr. Yu has served as Distinguished Research Fellow and Associate Director at the Genomics Research Center, Academia Sinica, in Taiwan. She has also served as a Professor of Pediatrics for both the National Taiwan University and University of California in San Diego, since 2004 and 1994, respectively. Previously, she was the Chief of Pediatric Hematology Oncology at the University of California in San Diego. Dr. Yu has also served in several government-appointed positions and is a member of numerous scientific committees and associations.
     OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.
Identification of Executive Officers
     Set forth below is the name and age as of April 15, 2009 of each of our current executive officers, together with certain biographical information for each of them (other than Phillip Frost, Jane H. Hsiao, and Steven Rubin, for whom biographical information is included above under “Nominees for Election of Directors”):

Name of Executive Officer	Age	Position and Offices with the Company
Rao Uppaluri, Ph.D.	59	Senior Vice President and Chief Financial Officer
Naveed K. Shams, M.D., Ph.D.	52	Senior Vice President — Research and Development and Chief Medical Officer
     Rao Uppaluri, Ph.D. Dr. Uppaluri has served as our Senior Vice President and Chief Financial Officer since May 2007. Dr. Uppaluri served as the Vice President, Strategic Planning and Treasurer of IVAX from 1997 until December 2006. Before joining IVAX, from 1987 to August 1996, Dr. Uppaluri was Senior Vice President, Senior Financial Officer and Chief Investment Officer with Intercontinental Bank, a publicly traded commercial bank in Florida. In addition, he served in various positions, including Senior Vice President, Chief Investment Officer and Controller, at Peninsula Federal Savings & Loan Association, a publicly traded Florida S&L, from October 1983 to 1987. His prior employment, during 1974 to 1983, included engineering, marketing and research positions with multinational companies and research institutes in India and the United States. Dr. Uppaluri currently serves on the board of directors of Ideation Acquisition Corp., a special purpose acquisition company formed for the purpose of acquiring businesses in digital media (NYSE Amex:IDI), Kidville, Inc , which operates large, upscale facilities, catering to newborns through five-year-old children and their families and offers a wide range of developmental classes for newborns to 5 year olds (OTCBB:KVIL), Cardo Medical, Inc., an early-stage orthopedic medical device company specializing in designing, developing and marketing reconstructive joint devices and spinal surgical devices (OTCBB:CDOM), Non-Invasive Monitoring Systems, Inc., a medical devices company (OTCBB:NIMU), and Winston Pharmaceuticals Inc., a specialty pharmaceutical company engaged in the discovery and development of products for pain management (OTCBB:WPHM).

     Naveed Shams, M.D., Ph.D. Dr. Shams has served as the Company’s Chief Medical Officer and Senior Vice President of Research and Development since January 2008. Prior to joining the Company, Dr. Shams served from September 2003 through November 2007 as Senior Medical Director, Head Ophthalmic Medical Affairs and Post-Marketing Team Leader at Genentech, Inc., a pharmaceutical company, where he led the clinical team responsible for launching Lucentis®. Previously, Dr. Shams was also a Director, Clinical Science for Novartis Ophthalmics, Inc. from April 1998 through September 2003, and Senior Scientist and Glaucoma Group Leader-Discovery for Storz Ophthalmics from January 1995 through March 1998. Before joining industry, Dr. Shams was a member of the Research Faculty at the Schepen’s Eye Research Institute and Department of Ophthalmology at Harvard Medical School.

CORPORATE GOVERNANCE
     Our common stock is listed on the NYSE Amex Exchange (“NYSE Amex”). Pursuant to the Company’s Amended and Restated Bylaws and the Delaware General Corporation Law, our business and affairs are managed under the direction of our Board of Directors. Directors are kept informed of the Company’s business through discussions with management, including our Chief Executive Officer, Chief Financial Officer, and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees. The Company has adopted a Code of Business Conduct and Ethics that applies to all employees, officers, and directors of the Company. The Code of Business Conduct and Ethics is available on our website: www.opko.com under Investor Relations. If the Company makes any substantive amendments to, or grants a waiver (including an implicit waiver) from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we will disclose such amendment or waiver on our website.
Controlled Company
     Frost Gamma Investments Trust, a trust controlled by Dr. Phillip Frost, our Chairman and Chief Executive Officer, beneficially owns in excess of 50% of our issued and outstanding common stock. As a result, the Company may be deemed to be a “controlled company” under the NYSE Amex Company Guide and, therefore, would not be subject to NYSE Amex’s rules otherwise requiring companies listed thereon to have a Board of Directors consisting of at least a majority of independent directors, governing the determination of executive compensation and governing the nomination of directors. The Company intends, however, to continue to comply with NYSE Amex’s minimum independent director rules, executive compensation determination rules, and director nomination rules.
Director Independence
     In evaluating the independence of each of our directors, the Board of Directors considers transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board of Directors also examined transactions and relationships between directors or their known affiliates and members of the Company’s senior management and their known affiliates. The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director is independent under applicable laws and regulations and NYSE Amex listing standards. The Board of Directors affirmatively determined that a majority of our directors, including Messrs. Robert A. Baron, Thomas E. Beier, Richard C. Pfenniger, Jr., and Drs. Pascal J. Goldschmidt, Richard A. Lerner and Alice Lin-Tsing Yu, are “independent” directors within the meaning of the listing standards of NYSE Amex and applicable law. In making the independence determinations, the Board considered a number of factors and relationships, including (i) Dr. Frost’s service as a member of the Board of Trustees for the University of Miami and its Service Committee, a 501(c)(3) entity for which Dr. Goldschmidt serves as an executive officer; and (ii) Dr. Frost’s service on the board of directors for Continucare Corporation, an entity for which Mr. Pfenniger serves as Chairman, Chief Executive Officer, and President. Dr. Frost abstains from participating in any Service Committee or Board of Trustee decisions which may implicate Dr. Goldschmidt’s compensation. As required by the NYSE Amex, the Company’s independent directors meet at least annually in executive session without the presence of its non-independent directors or management.
Board of Directors Voting
     We currently have ten directors comprising the entirety of our Board. The Frost Group, LLC (the “Frost Group”), an entity controlled by our Chairman and CEO and several of our members of senior management, has agreed to vote for two of the directors, Messrs. Paganelli and Baron, under the Board of Director composition provisions of a voting agreement between the Frost Group and the Company. In addition, three of our current directors, Drs. Frost and Hsiao and Mr. Rubin, were elected to the Board pursuant to the merger agreement entered into in connection with the Acquisition.

Meetings and Committees of the Board of Directors
     Our Board met eight times during fiscal 2008. We intend for the independent directors of the Board to meet separately from Board meetings from time to time at their discretion. In fiscal 2008, all incumbent directors attended 75% or more of the Board meetings and meetings of the committees on which they served.
     Although we encourage each member of our Board of Directors to attend our annual meetings of stockholders, we do not have a formal policy requiring the members of our Board of Directors to attend. Seven members of our Board of Directors attended the annual meeting of stockholders during fiscal 2008.
Standing Committees of the Board of Directors
     Our Board of Directors maintains several standing committees, including a compensation committee, a nominating and governance committee, and a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, and the rules and regulations promulgated thereunder. These committees and their functions are described below. Our Board of Directors may also establish various other committees to assist it in its responsibilities. Our Board of Directors has adopted a written charter for each of its standing committees. The full text of each charter is available on our website at http://www.opko.com.
     The following table shows the current members (indicated by an “X” or “Chair”) of each of our standing Board committees:

Corporate
Governance
and
	Audit	Compensation	Nominating
Phillip Frost, M.D.	—	—	—
Jane H. Hsiao, Ph.D., MBA	—	—	—
Robert A. Baron	X	—	Chair
Thomas E. Beier	X	X	—
Pascal J. Goldschmidt, M.D.	—	X	X
Richard A. Lerner, M.D.	—	Chair	X
John A. Paganelli	—	—	—
Richard C. Pfenniger, Jr.	Chair	—	—
Steven D. Rubin	—	—	—
Alice Lin-Tsing Yu, M.D., Ph.D.	—	—	—
Audit Committee
     Our audit committee oversees our corporate accounting and financial reporting process. Our audit committee met nine times during fiscal 2008. The responsibilities of our audit committee are set forth in a written charter adopted by our Board of Directors and reviewed and reassessed annually by the audit committee. Our audit committee:
•	evaluates the qualifications, independence and performance of our independent registered public accounting firm;

•	determines the engagement of our independent registered public accounting firm;

•	approves the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;

•	reviews our systems of internal controls established for finance, accounting, legal compliance, and ethics;

•	reviews our accounting and financial reporting processes;

•	provides for effective communication between our Board of Directors, our senior and financial management, and our independent auditors;

•	discusses with management and our independent auditors the results of our annual audit and the review of our quarterly financial statements;

•	reviews the audits of our financial statements;

•	implements a pre-approval policy for certain audit and non-audit services performed by our registered independent public accounting firm; and

•	reviews and approves any related party transactions that we are involved in.
     Our audit committee is composed of Messrs. Pfenniger, Baron, and Beier. Our Board of Directors has determined that Messrs. Pfenniger and Beier, each of whom is independent as independence for audit committee members is defined in NYSE Amex listing standards, is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.
Compensation Committee
     Our compensation committee reviews and either approves, on behalf of the Board of Directors, or recommends to the Board of Directors for approval, (i) annual salaries, bonuses, and other compensation for our executive officers, and (ii) individual equity awards for our employees and executive officers. Our compensation committee also oversees our compensation policies and practices. Our compensation committee met four times during fiscal 2008. Our compensation committee may from time to time establish a subcommittee to perform any action required to be performed by a committee of “non-employee directors” pursuant to Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” pursuant to Rule 162(m) under the Internal Revenue Code.
     Our compensation committee also performs the following functions related to executive compensation:
•	reviews and approves the annual salary, bonus, stock options, and other benefits, direct and indirect, of our executive officers, including our Chief Executive Officer;

•	reviews and recommends new executive compensation programs; reviews the operation and efficacy of our executive compensation programs;

•	establishes and periodically reviews policies in the area of senior management perquisites;

•	reviews and approves material changes in our employee benefit plans;

•	administers our equity compensation and employee stock purchase plans; and

•	reviews the adequacy of the compensation committee charter and recommends any proposed changes to the Board of Directors not less than annually.
     In deciding upon the appropriate level of compensation for our executive officers, the compensation committee reviews our compensation programs relative to our strategic objectives and market practice and other changing business and market conditions. In addition, the compensation committee also takes into consideration the recommendations of our Chief Executive Officer concerning compensation actions for our other executive officers and may engage compensation consultants if the committee deems it appropriate.
     Our compensation committee is composed of Dr. Lerner (Chairman), Dr. Goldschmidt, and Mr. Beier. We believe that the composition and functioning of our compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, the NYSE Amex, and the SEC’s rules and regulations, including those regarding the independence of our compensation committee members.
Compensation Committee Interlocks and Insider Participation
     The current members of our compensation committee are Dr. Lerner, Mr. Beier, and Dr. Goldschmidt. None of these individuals was at any time during fiscal 2008 or at any time prior thereto, an officer or employee of ours.

Corporate Governance and Nominating Committee
     Our corporate governance and nominating committee’s responsibilities include the selection of potential candidates for our Board of Directors, making recommendations to our Board of Directors concerning the structure and membership of the other Board committees, and considering director candidates recommended by others, including our Chief Executive Officer, other Board members, third parties, and stockholders. Our corporate governance and nominating committee is composed of Mr. Baron (Chairman), Dr. Goldschmidt, and Dr. Lerner. Our corporate governance and nominating committee met one time during fiscal 2008 and took action by written consent on two occasions. We believe that the composition of our corporate governance and nominating committee complies with applicable requirements of the Sarbanes-Oxley Act of 2002, the NYSE Amex, and SEC’s rules and regulations, including those regarding the independence of our corporate governance and nominating committee members.
     The corporate governance and nominating committee identifies director nominees through a combination of referrals, including by stockholders, existing members of the Board of Directors, management, third parties, and direct solicitations, where warranted. Once a candidate has been identified, the corporate governance and nominating committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. The corporate governance and nominating committee usually believes it to be appropriate for committee members to interview the proposed nominee before making a final determination whether to recommend the individual as a nominee to the entire Board of Directors to stand for election to the Board of Directors. The committee does not plan to evaluate candidates identified by the corporate governance and nominating committee differently from those recommended by a stockholder or otherwise.
     The corporate governance and nominating committee has met and determined to recommend to the Board that it nominate each of the incumbent directors for election at the Annual Meeting.
Director Selection Criteria
     The corporate governance and nominating committee reviews and makes recommendations to the Board of Directors regarding the appropriate qualifications, skills, and experience expected of individual members and of the Board of Directors as a whole with the objective of having a Board of Directors with sound judgment and diverse backgrounds and experience to represent stockholder interests.
     The corporate governance and nominating committee believes that nominees for election to the Board of Directors should possess sufficient business or financial experience and a willingness to devote the time and effort necessary to discharge the responsibilities of a director. This experience can include, but is not limited to, service on other boards of directors or active involvement with other boards of directors, experience in the industries in which the Company conducts its business, audit and financial expertise, clinical experience, operational experience, or a scientific or medical background. The corporate governance and nominating committee does not believe that nominees for election to the Board of Directors should be selected through mechanical application of specified criteria. Rather, the corporate governance and nominating committee believes that the qualifications and strengths of individuals should be considered in their totality with a view to nominating persons for election to the Board of Directors whose backgrounds, integrity, and personal characteristics indicate that they will make a positive contribution to the Board of Directors.
Stockholder Nominations
     The corporate governance and nominating committee will consider director candidates recommended by stockholders. Stockholders who wish to recommend candidates for election to the Board of Directors must do so in writing. The recommendation should be sent to the Secretary of the Company, OPKO Health, Inc., 4400 Biscayne Boulevard, Miami, Florida 33137, who will forward the recommendation to the corporate governance and nominating committee. The recommendation must set forth (i) the name and address as they appear on the Company’s books of the stockholder making the recommendation and the class and number of shares of capital stock of the Company beneficially owned by such stockholder and (ii) the name of the candidate and all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors under the SEC’s proxy rules. The recommendation must be accompanied by the candidate’s written consent to being named in the Company’s proxy statement as a nominee for election to the Board of Directors and to serving as a director, if elected. Stockholders must also comply with all requirements of the Company’s Amended and Restated Bylaws with respect to nomination of persons for election to the Board of Directors.
Stockholder Communications with the Board
     Stockholders may initiate in writing any communication with our Board of Directors or any individual director by sending the correspondence to OPKO Health, Inc., 4400 Biscayne Blvd., Miami, Florida 33137, Attention: Secretary. This centralized process assists our Board of Directors in reviewing and responding to stockholder communications in an appropriate manner. If a stockholder would like the letter to be forwarded directly to one of the Chairmen of the three standing committees of the Board, he or she should so indicate. If no specific direction is indicated, the Secretary’s office will review the letter and forward it to the appropriate Board member(s).
Employee Communications with the Audit Committee
     The audit committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters. These procedures are described in our OPKO Health, Inc. Policy for Reporting Questionable Accounting and Auditing Practices and Policy Prohibiting Retaliation Against Reporting Employees.
Certain Relationships and Related Party Transactions
     Frost Gamma Investments Trust (the “Gamma Trust”), a trust controlled by Dr. Phillip Frost, our Chairman of the Board and Chief Executive Officer, Jane H. Hsiao, our Vice Chairman and Chief Technical Officer, Steven D. Rubin, our Executive Vice President — Administration and a member of our Board of Directors, and Rao Uppaluri, our Senior Vice President and Chief Financial Officer, are members of The Frost Group, LLC, or the Frost Group, an entity which beneficially owns approximately 9% of our common stock. Furthermore, the Gamma Trust beneficially owns approximately 53.4% of our common stock.
     On February 9, 2007, the Frost Group entered into a voting agreement with us pursuant to which the Frost Group agreed to vote its shares of our common stock for the election of John Paganelli and Robert Baron as directors. The voting agreement continues for a period of three years. In addition, three of our current directors, Drs. Frost and Hsiao and Mr. Rubin, were elected to the Board pursuant to the merger agreement entered into in connection with the Acquisition.
     We currently have a fully utilized $12.0 million line of credit with the Frost Group. In connection with the line of credit, we issued 4,000,000 warrants to the Frost Group in 2007. We are obligated to pay interest upon maturity, capitalized quarterly, on outstanding borrowings under the line of credit at a 10% annual rate, which is due July 11, 2009. The line of credit is collateralized by all of our personal property except our intellectual property. Effective November 6, 2008, the maturity date on the line of credit was extended for a period of eighteen months from July 11, 2009 until January 11, 2011, and the annual interest rate was increased to 11% from the amendment date forward.
     In June 2007, we paid the $125,000 filing fee to the Federal Trade Commission (the “FTC”) in connection with filings made by us and Dr. Frost, our Chairman and Chief Executive Officer, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”). In March 2009, we also paid a $45,000 filing fee to the FTC in connection with another filing made by us and Dr. Frost under the HSR Act. The filings permitted Dr. Frost and his affiliates to acquire additional shares of our common stock upon expiration of the HSR waiting period on July 12, 2007 and March 23, 2009, respectively.
     In November 2007, we entered into an office lease with Frost Real Estate Holdings, LLC, an entity affiliated with Dr. Frost, the Company’s Chairman of the Board and Chief Executive Officer. The lease is for approximately 8,300 square feet of space in an office building in Miami, Florida, where the Company’s principal executive offices are located. The lease provides for payments of approximately $18,000 per month in the first year increasing annually to $24,000 per month in the fifth year, plus applicable sales tax. The rent is inclusive of operating expenses, property taxes and parking. The rent for the first year was reduced to reflect a $30,000 credit for the costs of tenant improvements. As of January 1, 2008, we began leasing an additional 1,100 square feet of general office and laboratory space on a ground floor annex of our corporate office building pursuant to an addendum to the lease, which required us to pay annual rent of $19,872 per year for the annex space, subject to annual increases. Effective October 1, 2008, we terminated this addendum and are no longer leasing this annex space.
     On December 5, 2007, we issued 10,869,565 shares of the our common stock, par value $.01, to members of the Frost Group in exchange for a $20 million cash investment, or $1.84 per share, representing an approximately 40% discount to the average trading price of our stock on the NYSE Amex for the five days preceding the date our board of directors and stockholders approved the issuance of the shares.
     We reimburse Dr. Frost for Company-related use by Dr. Frost and our other executives of an airplane owned by a company that is beneficially owned by Dr. Frost. We reimburse Dr. Frost in an amount equal to the cost of a first class airline ticket between the travel cities for each executive, including Dr. Frost, traveling on the airplane for Company-related business. We do not reimburse Dr. Frost for personal use of the airplane by Dr. Frost or any other executive; nor do we pay for any other fixed or variable operating costs of the airplane. For the fiscal year ending December 31, 2008, we reimbursed Dr. Frost approximately $108,000 for Company-related travel by Dr. Frost and other OPKO executives.
     During the fiscal year ending December 31, 2008, we reimbursed SafeStitch Medical, Inc. (“SafeStitch”) approximately $49,000, for time SafeStitch’s personnel spent assisting us with the implementation of certain quality and control standard operating procedures at our manufacturing facility in Toronto, Ontario. Jane Hsiao, our Vice Chairman and Chief Technical Officer, serves as chairman of the board of directors for SafeStitch; and Steven Rubin, our Executive Vice President-Administration, and Richard Pfenniger, each of whom are members of our board of directors, also serve on the board of directors of SafeStitch.
     On September 10, 2008, in exchange for a $15.0 million cash investment in the Company, we issued 13,513,514 shares of our common stock, par value $.01, to a group of investors which included members of the Frost Group. The shares were issued at a price of $1.11 per share, representing an approximately 40% discount to the 5 day average trading price of our stock on the NYSE Amex. The shares issued in the private placement were restricted securities, subject to a two year lockup, and no registration rights have been granted.
     On September 19, 2007, we entered into an exclusive technology license agreement with Winston Laboratories, Inc. (“Winston”). Under the terms of the license agreement, Winston granted us an exclusive license to the proprietary rights of certain products in exchange for the payment of an initial licensing fee, royalties, and payments on the occurrence of certain milestones. Subsequent to our entering into the license agreement with Winston, on November 13, 2007, Winston issued 5,815,851 shares of its Series A Preferred Stock and warrants to purchase 4,092,636 shares of its Series A Preferred Stock to a group of investors led by Dr. Frost, which also included Steven Rubin, our Executive Vice President-Administration, and Rao Uppaluri, the Company’s Senior Vice President and Chief Financial Officer. In addition, effective the same day, Getting Ready Corporation, entered into a definitive Merger Agreement and Plan of Reorganization with Winston, now a wholly-owned subsidiary of Getting Ready Corporation. Getting Ready Corporation, now known as Winston Pharmaceuticals, Inc., was a publicly held shell corporation of which approximately 42% was owned, prior to the merger with Winston, by Dr. Frost, Messrs. Rubin and Uppaluri and Jane Hsiao, our Vice Chairman and Chief Technical Officer (the “Investors”). Currently, the Investors beneficially own approximately 30% of Winston Pharmaceuticals, Inc. and Mr. Uppaluri has served as a member of Winston’s board of directors since September 2008.
     We intend to enter into an agreement to lease approximately 10,000 square feet of space in Hialeah, Florida to house manufacturing and service operations for our ophthalmic instrumentation business (the “Hialeah Facility”) from an entity controlled by Dr. Frost, our Chairman and Chief Executive Officer, and Dr. Hsiao, our Vice Chairman and Chief Technical Officer. Pursuant to the terms of the lease agreement, we anticipate paying gross rent of approximately $110,000 per year for a one-year period which commenced February 1, 2009. From April 2008 through January 30, 2009, we leased 20,000 square feet at the Hialeah Facility from a third party landlord pursuant to a lease agreement which contained an option to purchase the facility. We initially elected to exercise the option to purchase the Hialeah Facility in September 2008. Prior to closing, however, we assigned the right to purchase the Hialeah Facility to the entity controlled by Drs. Frost and Hsiao and lease back only a smaller portion of the facility as a result of several factors, including our inability to obtain outside financing for the purchase, current business needs, the reduced operating costs for the smaller space, and the minimization of risk and expense of unutilized space.

     On February 23, 2009, we entered into a stock purchase agreement with Gamma Trust pursuant to which the Gamma Trust agreed to make a $20.0 million investment in exchange for 20,000,000 shares of our common stock, par value $.01, at $1.00 per share, representing an approximately 20% discount to the average closing price of our common stock on the NYSE Amex for the five trading days immediately preceding the effective date of Audit Committee and stockholder approval of the transaction. The shares issued in the private placement were restricted securities, subject to a two year lockup, and no registration rights have been granted.
     On March 4, 2009, the Gamma Trust advanced $3.0 million to us under a Promissory Note we issued to the Gamma Trust (the “Note”). The entire amount of this advance and all accrued interest thereon is due and payable on the earlier of May 4, 2009 or such earlier date following the closing of the previously disclosed Stock Purchase Agreement, dated February 23, 2009. The Note bears interest at a rate equal to 11% per annum and may be prepaid in whole or in part without penalty or premium. We repaid the Note in full in April 2009.
Our Policies Regarding Related Party Transactions
     In April 2007, we adopted a written statement of policy with respect to related party transactions, which is administered by our audit committee. Under our related party transaction policy, a “Related Party Transaction” is any transaction, arrangement, or relationship between us or any of our subsidiaries and a Related Person, not including any transactions involving less than $60,000 when aggregated with all similar transactions, or transactions that have received pre-approval of our audit committee. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is an executive officer, a partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest in such entity.
     Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated if:
•	Our audit committee approves or ratifies such transaction in accordance with the terms of the Policy; or

•	the chair of our audit committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $100,000, provided that for the Related Party Transaction to continue it must be approved by our audit committee at its next regularly scheduled meeting.
     If advance approval of a Related Party Transaction is not feasible, then that Related Party Transaction will be considered and, if our audit committee determines it to be appropriate, ratified, at its next regularly scheduled meeting. If we decide to proceed with a Related Party Transaction without advance approval, then the terms of such Related Party Transaction must permit termination by us without further material obligation in the event our audit committee ratification is not forthcoming at our audit committee’s next regularly scheduled meeting.
     Transactions with related persons, though not classified as Related Party Transactions by our related party transaction policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules, and regulations.

DIRECTOR COMPENSATION
     Each non-employee director is entitled to receive an annual retainer of $10,000, payable in quarterly installments, an option to acquire 40,000 shares of the Company’s common stock upon initial appointment to the Board and an option to acquire 20,000 shares each year thereafter on the date of the Company’s annual meeting of stockholders. The chairman of each committee of the Board will also receive an additional annual retainer of $5,000, payable in quarterly installments.
     The following table sets forth information with respect to compensation of non-employee directors of the Company during fiscal year 2008.
Fiscal 2008 Director Compensation

	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Award	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)(1)	($)	($)	($)	($)
Robert A. Baron	15,000	—	47,769	—	—	—	62,769
David A. Eichler (2)	3,750	—	—	—	—	—	3,750
Thomas E. Beier	10,000	—	68,556	—	—	—	78,556
Michael Reich (3)	10,000	—	195,110	—	—	—	205,110
Richard A. Lerner, M.D.	15,000	—	39,839	—	—	—	54,839
Richard C. Pfenniger, Jr.	15,000	—	68,556	—	—	—	83,556
Pascal J. Goldschmidt, M.D.	10,000	—	69,327	—	—	—	79,327
John A. Paganelli	10,000	—	47,769	—	—	—	57,769

(1)	Reflects the dollar amounts recognized for financial statement reporting purposes for the year ended December 31, 2008, in accordance with Statement of Financial Accounting Standards No. 123R, or SFAS No. 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions made in the calculation of these amounts are included in Note 8 to the Company’s audited financial statements, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2009. The grant date fair value of the annual stock option award to acquire 20,000 shares granted during Fiscal 2008 to each of our non-employee directors and computed in accordance with FAS 123(R) was $0.97 per share. In addition, the fair value of the stock option award to acquire 40,000 shares granted to each of Messrs. Beier and Pfenniger upon their appointment to the Board in January 2008 was $1.51 per share. The table below sets forth the aggregate number of stock options of each non-employee director outstanding as of December 31, 2008:

Name	Stock Options
Robert A. Baron	115,000
David A. Eichler	0
Thomas E. Beier	60,000
Michael Reich	111,894
Richard A. Lerner, M.D.	60,000
Richard C. Pfenniger, Jr.	60,000
Pascal J. Goldschmidt, M.D.	60,000
John A. Paganelli	115,000

(2)	On January 18, 2008, David Eichler resigned as a member of the Board of Directors. Amount was paid in 2008 for services to the Company in 2007.

(3)	On January 27, 2009, Michael Reich resigned as a member of the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires our directors, executive officers and holders of ten percent (10%) or more of our common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and any other equity securities. Based on a review of the copies of the reports furnished to us, the Reporting Persons complied with all applicable Section 16(a) filing requirements except for (i) one late Form 4 filing for Mr. Reich; and (ii) one late Form 3 filing and one late Form 4 filing for Dr. Shams.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     Our compensation philosophy is to attract and retain talented and dedicated executives who will work to achieve our desired business direction, strategy, and performance. The primary goals of our compensation program for our Named Executive Officers are (i) to attract, motivate, and retain talented executives with the skill sets and expertise we need to meet our scientific and business objectives; (ii) to be competitive in the marketplace; (iii) to tie annual and long-term cash and equity incentives to the achievement of specified performance objectives that will result in increased stockholder value; and (iv) to be cost-effective. To achieve these goals, we have formed a compensation committee that recommends executive compensation packages to our Board of Directors. These packages are generally based on a mix of salary, discretionary bonus, and equity awards. Although we have not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of corporate goals.
Benchmarking of Cash and Equity Compensation
     Our compensation committee reviews executive compensation levels on an annual basis to ensure they remain competitive in our industry. Data for this review is prepared and provided to the compensation committee by our Vice President, Human Resources, with input from our Chief Executive Officer, as well as other members of senior management. This data details relevant market rates for executive base salaries, annual cash incentive, long-term incentive, and total compensation for companies of similar size in our industry. The sources for this data for the previous fiscal year included the Executive Compensation Survey, a survey of 67 biotech companies ranging in size from less than $20 million in revenues with less than 150 employees to over $500 million in revenue with over 1,000 employees. The data we used for our analysis focused on 24 companies with less than $20 million in revenues and less than 150 employees. We believe that criteria used by the Executive Compensation Survey were effective in yielding a comprehensive survey group of companies, or peer groups, comparable to the Company for the previous fiscal year. Utilizing the compiled information, the compensation committee in 2008 reviewed the various components of executive compensation to determine the base salary, annual cash incentive, long term incentive, and equity compensation.
     We may retain the services of third-party executive compensation specialists from time to time in connection with the establishment of cash and equity compensation and related policies, although we have not previously done so.
Elements of Compensation
     We evaluate individual executive performance with a goal of setting compensation at levels the Board of Directors and the compensation committee believe are comparable with executives in other companies of similar size and stage of development. At the same time, our Board of Directors and compensation committee takes into account our relative performance and our own strategic goals. The primary elements of our compensation plans are base salary, discretionary annual bonus, and equity compensation, each of which is described in greater detail below.
     Base Salary. We establish and maintain competitive annual base salaries for our Named Executive Officers by utilizing available resources, which include surveys as discussed above. While base salaries are not primarily performance-based, we believe it is important to provide adequate, fixed compensation to executives working in a highly volatile and competitive industry such as ours. We provide fixed salary compensation to our Named Executive Officers based on their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within the pharmaceutical industry. Although it is the general intent of the compensation committee to position base salaries at approximately the competitive median of the Company’s peer groups based on data reviewed, the base salaries for the Company’s Named Executive Officers in 2007 were below the median of our peer group. Because we are a development stage company and have generated little revenue, we have tried to place an emphasis on incentive forms of compensation, such as stock option grants. For 2008 and 2009, none of the Named Executive Officers were granted increases in their base salaries.

     Discretionary Annual Bonus. In addition to base salaries, our compensation committee has the authority to award discretionary annual bonuses to our Named Executive Officers based on corporate and individual performance. Incentives, as a percent of salary, increase with executive rank so that, as rank increases, a greater portion of total annual cash compensation is based on annual corporate and individual performance. Furthermore, as an executive’s rank increases, a greater percentage of that executive’s cash bonus is based on corporate performance, rather than individual performance. Because we are a development stage company and generated little revenue in 2007 and 2008, the compensation committee determined not to award cash incentive bonuses in 2008 and 2009 and to focus on other forms of compensation, such as stock options.
     Equity Compensation. We believe that equity compensation should be a primary component of our executive compensation program. Stock options are a critical element of our long-term incentive strategy. The primary purpose of stock options is to provide Named Executive Officers and other employees with a personal and financial interest in our success through stock ownership, thereby aligning the interests of such persons with those of our stockholders. This broad-based program is a vital element of our goal to empower and motivate outstanding long-term contributions by our Named Executive Officers and other employees. The compensation committee believes that the value of stock options will reflect our financial performance over the long-term. Under our employee stock option program, options are granted at fair market value at the date of grant, and options granted under the program become exercisable only after a vesting period. Consequently, employees benefit from stock options only if the market value of our common stock increases over time. With respect to these stock options, we recognize compensation expense based on the Statement of Financial Accounting Standard 123R, “Share-Based Payments” (“SFAS 123R”). The compensation committee typically grants stock options to our Named Executive Officers under our 2007 Equity Incentive Plan. For all executives, other than the Chief Executive Officer, the compensation committee considers the recommendations of our Chief Executive Officer based on his subjective assessment of their performance. We have not granted any restricted stock or restricted stock awards pursuant to our equity benefit plans. However, our compensation committee, in its discretion, may in the future elect to make such grants to our Named Executive Officers if it deems it advisable.
     Employment Agreements. We have not entered into an employment agreement with any of our current executive officers.
     Severance and Change-in-Control Benefits. None of our current executive officers are entitled to severance or change of control benefits; provided however, that the OPKO Health, Inc. 2007 Equity Incentive Plan provides for certain accelerated vesting upon change in control events.
     401(k) Profit Sharing Plan. We have adopted a tax-qualified 401(k) Profit Sharing Plan (the “401(k) Plan”) covering all qualified employees. The effective date of the 401(k) Plan is January 2008. Participants may elect a salary reduction of at least 1% as a contribution to the 401(k) Plan, up to the statutorily prescribed annual limit for tax-deferred contributions ($15,500 for employees under age 50 and an additional $5,000 for employees 50 and above in 2008). In 2008, the Company adopted the Roth contribution for employee elections. The 401(k) Plan permits employer matching of up to 4% of a participant’s salary up to the statutory limits. In 2008, we elected a safe harbor contribution at 4% of annual compensation. All of our safe harbor contributions are immediately vested.
     Other Compensation. All of our Named Executive Officers have standard benefits that are offered to all full-time, exempt employees. These standard benefits include health, dental and life insurance, and short and long term disability. We intend to continue to maintain the current benefits and perquisites for our Named Executive Officers; however, our compensation committee, in its discretion, may in the future revise, amend, or add to the benefits and perquisites of any Named Executive Officer if it deems it advisable.
Section 162(m) of the Internal Revenue Code
     Section 162(m) of the Internal Revenue Code generally does not allow a deduction for annual compensation in excess of $1,000,000 paid to our executive officers. This limitation on deductibility does not apply to certain compensation, including “performance based” compensation under a plan approved by our stockholders. It is expected that equity grants under our 2007 Equity Incentive Plan will qualify for the “performance-based” exceptions from the Section 162(m) limitations. Our policy is generally to preserve the federal income tax deductibility of compensation and to qualify eligible compensation for the performance-based exception in order for compensation not to be subject to the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code. We may, however, approve compensation that may not be deductible if we determine that the compensation is in our best interests as well as the best interests of our stockholders.

COMPENSATION COMMITTEE REPORT
     The compensation committee of our Board has submitted the following report for inclusion in this proxy statement.
     The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on its review and discussions with management with respect to the Compensation Discussion and Analysis, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the Securities and Exchange Commission.
Compensation Committee
Richard A. Lerner, M.D., Chairman
Thomas E. Beier
Pascal J. Goldschmidt, M.D.
     The compensation committee report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.

Summary Compensation Table
     The following table sets forth information regarding compensation earned in or with respect to fiscal 2008 and 2007 by:
•	Our Chief Executive Officer during fiscal 2008;

•	Our Principal Financial Officer during fiscal 2008; and

•	Our only three executive officers (other than individuals serving as our Chief Executive Officer or our Principal Financial Officer) who were serving as executive officers at the end of the last completed fiscal year.
     We refer to these officers collectively as our Named Executive Officers.

					Option	All Other
				Stock Award(s)	Award(s)	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)	($) (2)	($) (3)	Total ($)
Phillip Frost, M.D. (1)	2008	325,000			809,899	9,200	1,144,099
Chief Executive Officer	2007	208,332	—	—	503,517	133,333	845,182

Jane H. Hsiao, Ph.D. (1)	2008	300,000			536,449	9,200	845,649
Chief Technical Officer	2007	192,307	—	—	327,286	7,692	527,286

Steven D. Rubin (1)	2008	300,000			414,054	9,200	723,254
Executive Vice President-Administration	2007	192,307	—	—	251,758	7,692	451,278

Rao Uppaluri, Ph.D. (1)	2008	275,000			333,974	9,200	618,174
Senior Vice President and	2007	176,284	—	—	201,407	7,051	384,743
Chief Financial Officer

Naveed Shams, M.D., Ph.D. (1)	2008	259,135			71,430	25,830	356,395
Senior Vice President-	2007	—	—	—	—	—	—
Research & Development and Chief Medical Officer

(1)	Dr. Frost became our Chief Executive Officer on March 27, 2007. Dr. Hsiao was appointed as Chief Technical Officer in May 2007. Mr. Rubin and Dr. Uppaluri were appointed as Executive Vice President, Administration and Senior Vice President and Chief Financial Officer, respectively, in May 2007. Dr. Shams joined the Company on January 14, 2008. None of our current executive officers received any compensation from the Company prior to 2007.

(2)	Reflects the dollar amounts recognized for financial statement reporting purposes for the year ended December 31, 2008, in accordance with Statement of Financial Accounting Standards No. 123R, or SFAS No. 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions made in the calculation of these amounts are included in Note 8 to the Company’s audited financial statements, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009.

(3)	Includes $125,000 for a Hart-Scott-Rodino Antitrust Improvements Act filing fee paid on behalf of Dr. Frost in June 2007; (ii) contributions made by the Company under its 401(k) Plan during fiscal 2007 in the amount of $8,333 on behalf of Dr. Frost, $7,692 on behalf of each of Dr. Hsiao and Mr. Rubin and $7,051 on behalf of Dr. Uppaluri; (iii) contributions made by the Company under its 401(k) Plan during fiscal 2008 in the amount of $9,200 for each of Drs. Frost, Hsiao, Shams and Uppaluri and Mr. Rubin; and (iv) temporary housing costs (including tax gross ups) for Dr. Shams in connection with his joining the Company in 2008.

Grants of Plan-Based Awards in 2008
     The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers and certain other persons during the year ended December 31, 2008. The exercise price per share of each option granted to our Named Executive Officers during 2008 was equal to the fair market value of our common stock, as determined by our compensation committee on the date of the grant.

				Grant Date
		Number of Securities	Exercise Price	Fair Value of
Name	Grant Date	Underlying Options	Per Share($)	Option Awards ($)
Phillip Frost, M.D. (1)	4/28/08	300,000	1.65	291,330
Jane H. Hsiao, Ph.D. (1)	4/28/08	250,000	1.65	242,775
Steven D Rubin (1)	4/28/08	200,000	1.65	194,220
Rao Uppaluri, Ph.D. (1)	4/28/08	175,000	1.65	169,943
Naveed Shams, M.D., Ph.D. (2)	1/14/08	150,000	3.24	285,720

(1)	Options vest in four equal annual tranches beginning April 28, 2009 and will expire on April 27, 2015.

(2)	Options vest in four equal annual tranches beginning January 14, 2009 and will expire on January 13, 2015.
Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth information as of December 31, 2008 with respect to equity awards outstanding at December 31, 2008.

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities				Number of	Market Value of
	Underlying	Underlying				Shares or Units	Shares or
	Unexercised	Unexercised		Option	Option	of Stock That	Units of Stock
	Options	Options		Exercise	Expiration	Have Not	That Have Not
Name	(#) Exercisable	(#) Unexercisable		Price ($)	Date	Vested (#)	Vested ($)
Phillip Frost, M.D.	250,000 (1)	750,000	(1)	4.88	5/2/14	—	—
	—	300,000	(2)	1.65	4/27/15	—	—
Jane H. Hsiao, Ph.D.	162,500 (1)	487,500	(1)	4.88	5/2/14	—	—
	—	250,000	(2)	1.65	4/27/15	—	—
Steven D. Rubin	125,000 (1)	375,000	(1)	4.88	5/2/14	—	—
	—	200,000	(2)	1.65	4/27/15	—	—
Rao Uppaluri, Ph.D.	100,000 (1)	300,000	(1)	4.88	5/2/14	—	—
	—	175,000	(2)	1.65	4/27/15	—	—
Naveed Shams, M.D., Ph.D.	—	150,000	(3)	3.24	1/13/15	—	—

(1)	Options were issued on May 3, 2007 and vest in four equal annual tranches beginning on May 3, 2008.

(2)	Options were issued on April 28, 2008 and vest in four equal annual tranches beginning April 28, 2009.

(3)	Options were issued on January 14, 2008 and vest in four equal annual tranches beginning on January 14, 2009
Option Exercises during Fiscal 2008
     None of our Named Executive Officers exercised stock options during fiscal 2008.
Pension Benefits
     None of our Named Executive Officers is covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Employment Agreements and Change in Control Arrangements
     None of our Named Executive Officers are entitled to severance or change of control benefits; provided however, that the OPKO Health, Inc. 2007 Equity Incentive Plan provides for certain accelerated vesting upon change in control events.
Fiscal Year-End Equity Compensation Plan Information
     The following table sets forth aggregated information concerning our equity compensation plans outstanding at December 31, 2008.

Number of
	Securities to be		Number of Securities
	Issued upon		Remaining Available
	Exercise of		for Future Issuance
	Outstanding		Under Equity
	Options, Warrants	Weighted-Average	Compensation Plans
	and Rights	Exercise Price of	(excluding shares
	Outstanding	Outstanding Options,	reflected in
Plan Category	at FY End (#)	Warrants and Rights	the 1st column)
Equity Compensation Plans Approved by Stockholders	11,977,437	$2.08	17,002,650
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	11,977,437	$2.08	17,002,650

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The audit committee has selected Ernst & Young LLP (“Ernst & Young”), as the Company’s independent registered public accounting firm to audit our financial statements for fiscal 2009 and to express an opinion on the effectiveness of our internal control over financial reporting as of December 31, 2009. We expect that a representative of Ernst & Young will attend the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
     On April 9, 2007, the Board of Directors of the Company approved the decision to dismiss Rotenberg & Co., LLP (“Rotenberg & Co.”) and to engage Ernst & Young as the Company’s independent registered public accounting firm to audit our financial statements for the fiscal year ended December 31, 2007. Rotenberg & Co. served as our independent auditors for 2006. Our stockholders, acting by majority written consent, ratified this appointment of Ernst & Young as the Company’s independent registered public accounting firm effective June 5, 2007.
     The reports of Rotenberg & Co. for the fiscal years ended December 31, 2006 and 2005 did not contain any adverse opinion or disclaimer of opinion and were not modified or qualified as to uncertainty, audit scope, or accounting principles. From September 23, 2005 through the end of the fiscal year ended December 31, 2006, there were no disagreements with Rotenberg & Co. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Rotenberg & Co., would have caused Rotenberg & Co. to make reference to the subject matter of the disagreements in connection with its report and there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.
     On April 9, 2007, the Company requested that Rotenberg & Co. furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated April 11, 2007, was filed as an exhibit to a Current Report on Form 8-K filed by the Company on April 13, 2007.
     During the fiscal years ended December 31, 2005 and 2006 and from January 1, 2007 through April 9, 2007, neither the Company nor anyone acting on its behalf consulted Ernst & Young regarding (1) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements or (2) any matter that was either the subject of a disagreement with Rotenberg & Co. on accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of Rotenberg & Co., would have caused Rotenberg & Co. to make reference to the matter in its report, or a reportable event as defined in Item 304(a)(1)(v) of Regulation S-K of the Securities and Exchange Commission. On April 11, 2007, the Company provided a copy of the foregoing disclosure to Ernst & Young and provided Ernst & Young with an opportunity to furnish a letter addressed to the Securities and Exchange Commission containing any new information, clarification of the Company’s expression of its views, or the respects in which it does not agree with the statements made by the Company. Ernst & Young advised the Company that it reviewed the foregoing disclosures and had no basis on which to submit such a letter addressed to the Securities and Exchange Commission in response to Item 304 of SEC Regulation S-K.
     The following table presents fees for professional audit services provided by Ernst & Young for the audit of our annual financial statements and internal control over financial reporting for fiscal 2008 and the audit of our annual financial statements for fiscal 2007 (in thousands):

	FY 2008	FY 2007
Audit Fees	$474,375	$327,043
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$474,375	$327,043

     Audit Fees include fees for services rendered for the audit of our annual consolidated financial statements (2007 and 2008), the audit of internal control over financial reporting (2008), the review of financial statements included in our quarterly reports on Form 10-Q, and consents and other services normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

     Audit-Related Fees would principally include fees incurred for due diligence in connection with potential transactions and accounting consultations. There were no audit-related fees incurred during 2007 and 2008.
     Tax Fees would include fees for services rendered for tax compliance, tax advice, and tax planning. There were no tax fees incurred with Ernst & Young in 2007 and 2008.
     All Other Fees would include fees for all other services rendered to us that do not constitute Audit Fees, Audit-Related Fees, or Tax Fees. There were no such fees incurred with Ernst & Young in 2007 and 2008.
Audit Committee Policy for Pre-approval of Independent Auditor Services
     The audit committee of the Board of Directors is required to pre-approve all audit and non-audit services provided by the Company’s independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. The audit committee has established a policy regarding pre-approval of permissible audit, audit-related, and other services provided by the independent auditors, which services are periodically reviewed and revised by the audit committee. Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the audit committee. The policy also includes pre-approved fee levels for specified services and any proposed service exceeding the established fee level must be specifically approved by the committee. All audit and permitted non-audit services and all fees associated with such services performed by our independent registered public accounting firm in fiscal 2008 and 2007 were approved by the full Audit Committee consistent with the policy described above.

AUDIT COMMITTEE REPORT
     The following Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference in any other filing by us under the Securities Act of 1933 or Securities Exchange Act of 1934.
     The members of the audit committee of the Board are Messrs. Pfenniger, Baron, and Beier. The primary purpose of the audit committee is to assist the Board in its general oversight of the Company’s accounting and financial reporting processes. The audit committee’s functions are more fully described in its charter, which the Board has adopted. The audit committee reviews and reassesses the adequacy of its charter on an annual basis. The Board annually reviews the NYSE Amex listing standards’ definition of independence for audit committee members and has determined that each member of the audit committee is independent under that standard.
     Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations.
     The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent annual audit of the Company’s consolidated financial statements and expressing an opinion on both the conformity of those financial statements with United States generally accepted accounting principles and on the effectiveness of our internal control over financial reporting. The audit committee’s policy is that all services rendered by the Company’s independent auditor are either specifically approved or pre-approved and are monitored both as to spending level and work content to maintain the appropriate objectivity and independence of the independent auditor. The audit committee’s policy provides that the audit committee has the ultimate authority to approve all audit engagement fees and terms and that the audit committee shall review, evaluate, and approve the engagement proposal of the independent auditor.
     In conjunction with its activities during fiscal 2008, the audit committee reviewed and discussed our interim results and the annual integrated audit of our financial statements and internal control over financial reporting with the Company’s independent registered public accounting firm with and without management present, and with management. The members of the audit committee discussed the quarterly review procedures and annual audit procedures performed by the independent registered public accounting firm in connection with the quarterly unaudited and annual audited financial statements and discussed and agreed upon procedures related to the audit of internal control over financial reporting with management of the Company and its independent registered public accounting firm. The members of the audit committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. In addition, the audit committee received from the Company’s independent registered public accounting firm the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed its independence with the independent registered public accounting firm. Based on the foregoing reviews and discussions, the audit committee recommended to the Board, and the Board approved, that the fiscal 2008 annual audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2008 for filing with the SEC.
Audit Committee
Richard C. Pfenniger, Jr., Chairman
Robert A. Baron
Thomas E. Beier

OTHER INFORMATION
Deadlines for Stockholder Proposals and Nominations for the 2010 Annual Meeting
     Pursuant to Rule 14a-8 under the Exchange Act, our stockholders may present proper proposals for inclusion in our proxy statement and form of proxy and for consideration at the next annual meeting by submitting their proposals to us in a timely manner. Any stockholder of the Company who wishes to present a proposal for inclusion in the proxy statement and form of proxy for action at the 2010 annual meeting of stockholders (the “2010 Annual Meeting”) must comply with our Amended and Restated Bylaws and the rules and regulations of the SEC, each as then in effect. Such proposals must be mailed to us at our offices at 4400 Biscayne Blvd., Miami, Florida 33137, attention: Secretary. Under the rules of the SEC, any stockholder proposal intended to be presented at the 2010 Annual Meeting must be received no later than December 31, 2009 in order to be considered for inclusion in our proxy statement and form of proxy relating to such meeting. If a stockholder notifies us of an intent to present a proposal at the 2010 Annual Meeting at any time after March 16, 2010 (and for any reason the proposal is voted on at that meeting), it will be considered untimely and our proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in our proxy materials.
Expenses of Solicitation
     We will bear the cost of this proxy solicitation. In addition to the use of the mails, some of our regular employees, without additional remuneration, may solicit proxies personally or by telephone or facsimile. We will reimburse brokers, dealers, banks, and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.
Other Business
     As of the date of this proxy statement, the Board knows of no business to be presented at the Annual Meeting other than as set forth in this proxy statement. If other matters properly come before the Annual Meeting, or any of its adjournments, the persons named as proxies will vote on such matters in their discretion.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
1. Election of ten directors.
NOMINEES:
Phillip Frost, M.D.
Jane H. Hsiao, Ph.D.
Steven D. Rubin
Robert A. Baron
Thomas E. Beier
Pascal J. Goldschmidt, M.D.
Richard A. Lerner, M.D.
John A. Paganelli
Richard C. Pfenniger, Jr.
Alice Lin-Tsing Yu, M.D., Ph.D.
☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the nominee’s name(s) below.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.            ☐

2.	In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE DIRECTORS NAMED IN PROPOSAL 1.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

     The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the June 10, 2009 meeting.
Signature of Shareholder                                          Date:
Signature of Shareholder                                          Date:
NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each stockholder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY
OPKO HEALTH, INC.
4400 Biscayne Blvd., Suite 1180
Miami, Florida 33137
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS JUNE 10, 2009
The undersigned hereby appoints Rao Uppaluri and Steven Rubin, and each of them severally, as proxies of the undersigned, each with full power to appoint his substitute, to represent the undersigned at the Annual Meeting of Stockholders of OPKO Health, Inc. (the “Company”) to be held on June 10, 2009, and at any adjournments thereof, and to vote thereat all shares of common stock and Series A Preferred Stock of the Company held of record by the undersigned at the close of business on April 22, 2009 in accordance with the instructions set forth on this proxy card and, in their discretion, to vote such shares on any other business as may properly come before the meeting and on matters incident to the conduct of the meeting. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE
ENCLOSED ENVELOPE